Exhibit 4.5

Exclusive Business Cooperation Agreement

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (“this Agreement”) is made and entered into by and between the following Parties on [Execution Date] in Shanghai, the People’s Republic of China (“China” or “PRC”):

Party A:                                                Shanghai Chu Le Information Technology Co., Ltd.

Address:

Party B:                                                [Name of VIE]

Address:

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.              Party A is a wholly-foreign-owned enterprise established in China, and has the necessary resources to provide technical and consulting services set forth hereunder;

2.              Party B is a domestic limited liability company established in China, and is entitled to engage in or propose engaging in information technology, computer, computer network engineering related technology development, technology consultation, technology service, technology assignment, business information consultation (excluding brokerage), sales of computer software and hardware (excluding specialized products for the security of computer information system), electronic products and telecommunication equipment (“Principal Business”);

3.              Party A is willing to provide Party B with exclusive technical, consulting and other services in relation to the Principal Business during the term of this Agreement utilizing its own advantages in human resources, technology and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1                                         Services Provided by Party A

1.1                               Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete business support and technical and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement and to the extent permitted by the currently effective laws of China, which may include all services within the business scope of Party B as may be determined from time to time by Party A, such as but not limited to technology services and technology consulting.

1.2                               Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3                               Service Providing Methodology

1.3.1                     Party A and Party B agree that during the term of this Agreement, Party B may enter into further technical service agreements or consulting service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.3.2                     To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, Party B may enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

2                                         The Calculation and Payment of the Service Fees

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay to Party A the fees (the “Service Fees”) equal to 100% of the net profit of Party B before Party B pays the Service Fees, provided that upon mutual discussion between the Parties and the prior written consent by Party A, the rate of Service Fees may be adjusted based on the services rendered by Party A in that month and the operational needs of Party B. The Service Fees shall be due and payable on a monthly basis; within thirty (30) days after the end of each month, Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such month, including the net profit of Party B during such month (the “Monthly Net Profit”), and (b) pay 100% of such Monthly Net Profit, or other amount agreed by Party A, to Party A (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the net profit of Party B for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by Party B to Party A in such fiscal year.

3                                         Intellectual Property Rights and Confidentiality Clauses

3.1                               Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.

3.2                               Party B hereby assigns to Party A or any third party designated by Party A in writing any and all Intellectual Property Rights held by Party B or obtained by Party B during the term of this Agreement. To the extent any of the rights, titles or interests in and to any Intellectual Property Rights of Party B cannot be assigned by Party B to Party A under applicable laws and regulations, Party B hereby grants to Party A and/or any third party designated by Party A in writing an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, titles and interests. To the extent any of the rights, titles and interests in and to the Intellectual Property Rights of Party B can be neither assigned nor licensed by Party B to Party A under applicable laws and regulations, Party B hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, titles and interests against Party A or any of Party A’s successors.

3.3                               Party B shall assign to Party A or any third party designated by Party A in writing any rights, titles and interests in and to any Intellectual Property Rights of Party B when such rights, titles and interests can be assigned to Party A or any third party designated by Party A in writing in accordance with applicable laws and regulations or when this Agreement expires or is terminated, whichever is earlier.

3.4                               Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A in its sole discretion for the purposes of securing, protecting and/or perfecting the rights, titles and interests of Party A in accordance with Sections 3.1, 3.2 and 3.3.

3.5                               The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.6                               The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4                                         Representations and Warranties

4.1                               Party A hereby represents and warrants as follows:

4.1.1                     Party A is a wholly foreign owned enterprise legally registered and validly existing in accordance with the laws of China.

4.1.2                     Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3                     This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2                               Party B hereby represents and warrants as follows:

4.2.1                     Party B is a domestic limited liability company legally registered and validly existing in accordance with the laws of China.

4.2.2                     Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3                     This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5                                         Effectiveness and Term

This Agreement is executed on the date first above written and shall take effect as of such date. This Agreement shall maintain effective unless terminated in accordance with Article 6.1 or was compelled to terminate under applicable PRC laws and regulations.

6                                         Termination

6.1                               During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.2                               The rights and obligations of the Parties under Section 3, 7 and 8 shall survive the termination of this Agreement.

7                                         Governing Law and Resolution of Disputes

7.1                               The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2                               In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

7.3                               Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8                                         Indemnification

Party B shall indemnify and hold Party A harmless from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9                                         Notices

9.1                               All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1                     Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

9.1.2                     Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2                               For the purpose of notices, the addresses of the Parties are as follows:

Party A:                           Shanghai Chu Le Information Technology Co., Ltd.

Address:

Attn:

Phone:

Facsimile:

Party B:                           [Name of VIE]

Address:

Attn:

Phone:

Facsimile:

9.3                               Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10                                  Assignment

10.1                        Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2                        Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11                                  Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12                                  Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that related to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13                                  Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

[The Remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Shanghai Chu Le Information Technology Co., Ltd.

By:	/s/
Name:
Title:

Party B: [Name of VIE]

By:	/s/
Name:
Title:

Schedule of Material Differences

One or more persons entered into exclusive business cooperation agreement with Shanghai Chule (CooTek) Information Technology Co., Ltd. using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Variable Interest Entity (the “VIE”)	Execution Date
1.	Shanghai Chubao (CooTek) Information Technology Co., Ltd	August 6, 2012
2.	Molihong (Shenzhen) Internet Technology Co., Ltd.	October 26, 2017
3.	Yingsun Information Technology (Ningbo) Co., Ltd.	November 30, 2017
4.	Shanghai Qiaohan Technology Co., Ltd.	July 19, 2019